Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue	Media Relations:
New York, NY 10153	Alexandra Trower
(212) 572-4430

ESTÉE LAUDER COMPANIES SECOND QUARTER SALES CLIMB 11%;

EARNINGS PER SHARE INCREASES 60% TO $1.28;

COMPANY RAISES EXPECTED SALES AND EPS FOR 2010 FISCAL YEAR

New York, NY, January 28, 2010 - The Estée Lauder Companies Inc. (NYSE: EL) today reported financial results for the fiscal second quarter ended December 31, 2009 that were sharply higher than the prior-year period and the Company’s original expectations.

For the second quarter, the Company had net sales of $2.26 billion, an 11% increase compared with $2.04 billion reported in the prior-year period.  Excluding the impact of foreign currency translation, net sales increased 6% from the year-ago period.  The Company reported net earnings for the quarter of $256.2 million, compared with $158.0 million last year.  Diluted net earnings per common share rose 60% to $1.28, compared with $.80 reported in the prior year.  All mention of net earnings in the body of this press release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2010 second quarter results included an adjustment to reduce anticipated returns, as well as charges associated with restructuring activities.  Excluding these items, net sales and diluted net earnings per share for the quarter were not materially different than reported results.  A reconciliation between GAAP and non-GAAP financial measures is included in this press release.  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of approximately $83 million during the quarter.

The Company’s business in each of its product categories and geographic regions continued to be affected by challenging and volatile economic conditions.  Despite these conditions, the Company was able to outperform its original expectations because of better-than-anticipated sales at lower advertising, merchandising and sampling spending levels in each of the Company’s product categories and geographic regions.  The better-than-anticipated sales stemmed, in part, from strong growth in Asia, solid increases from higher-margin product launches, higher gains in the Company’s travel retail business and the holiday season in the United States and the United

Kingdom, and improved foreign currency translation.  The lower spending reflected the decision to eliminate less-efficient advertising, merchandising and sampling in some of the Company’s businesses, given the extent of the global economic downturn and the potential risks in the near term that did not materialize during the quarter.  For the remainder of the fiscal year, to enhance competitiveness and accelerate momentum, the Company plans to increase investment spending well above first-half levels behind more effective advertising, merchandising and sampling.

During the quarter, the Company continued to make progress on its strategic goals with significant improvements in cost of sales, reflecting the positive impact of SKU reductions and lower obsolescence.  The Company realized substantial savings in connection with its restructuring and resizing efforts, as well as from initiatives in indirect procurement.  Further, the Company’s turnaround brands are experiencing success in their refocus and repositioning initiatives, collectively generating significantly improved results for the first six months of fiscal 2010, compared with the prior-year period.  Additionally, the wholesale business of the Prescriptives brand will close on January 31, 2010.  The Company has successfully directed consumers to similar products at other Estée Lauder Companies’ brands and plans to leverage the assets, formulas and trademarks of Prescriptives within the Company.

Fabrizio Freda, President and Chief Executive Officer, said, “The strong results we posted this quarter reflect the vitality of our brands, increased locally relevant innovation and the value consumers find in our product offerings.  Our strong top-line growth indicates consumers have responded positively.  I am very pleased with our performance in our travel retail business, the Asia region and a good holiday season, particularly in the United States and the United Kingdom, where we had the right mix of gift sets and basic products, supported by the integral personal service from beauty advisors.  Many aspects of our business this quarter came together, as strong global sales growth, cost of sales reductions, restructuring savings and efficient cost management translated into significant operating margin improvement.

“While certain businesses have shown signs of improvement, and the economic challenges and some external uncertainties have abated, we remain mindful that they have not completely disappeared.  We continue to examine our business to more closely align our cost structure with expected sales growth and plan to make targeted incremental investments throughout the balance of the fiscal year to support and grow our brands.  Our strategic direction and long-term goals are supported by our entire organization, and step-by-step we have begun executing on each element of the strategy.  The solid results for the first half and our confidence in our business for the balance of the fiscal year give us the ability to again raise our full-year sales and earnings per share estimates.”

In the second quarter, the Company recorded charges for the impairment of goodwill and other intangible assets that negatively impacted the operating results of the skin care and hair care product categories, as well as the Americas and Europe, the Middle East & Africa regions.

All product categories and geographic regions benefited from the Company-wide efforts to eliminate non-value adding costs, as well as significant improvement in cost of sales from favorable product mix and enhanced inventory management, resulting in substantial improvements in their operating income.

Results by Product Category

	Three Months Ended December 31
							Operating		Percent
	Net Sales		Percent Change				Income (Loss)		Change
			Reported		Local				Reported
(Unaudited; Dollars in millions)	2009	2008	Basis		Currency		2009	2008	Basis

Skin Care	$905.8	$772.4	17.	3%	11.	8%	$199.9	$136.9	46.	0%
Makeup	815.7	728.3	12.	0	7.	7	167.7	108.2	55.	0
Fragrance	403.5	415.0	(2.	8)	(6.	0)	49.3	13.5	100.	0+
Hair Care	110.0	108.5	1.	4	(1.	0)	(20.1)	14.4	(100.	0)+
Other	19.9	16.8	18.	5	14.	9	3.1	(2.4)	100.	0+
Subtotal	2,254.9	2,041.0	10.	5	6.	0	399.9	270.6	47.	8
Returns and charges associated with restructuring activities	7.4	—					(0.3)	(0.3)
Total	$2,262.3	$2,041.0	10.	8%	6.	4%	$399.6	$270.3	47.	8%

Skin Care

•                  The skin care category is a strategic priority for the Company.  In local currency, and on a reported basis, skin care net sales in Asia/Pacific and Europe, the Middle East & Africa grew double-digits, while the Americas had a solid high-single-digit gain.

•                  The Company gained share in this category during the quarter in certain countries in stores where its products are sold.

•                  Across each region, the Estée Lauder brand had continued strong sales from the recent launch of Advanced Night Repair Synchronized Recovery Complex, as well as the Re-Nutriv line of products.  Higher sales were also generated from Clinique’s new Youth Surge line of moisturizing products, Even Better Skin Tone Correcting Moisturizer SPF 20, as well as from existing products in its 3-Step Skin Care System. Various successful products from La Mer also contributed incremental sales.  These sales gains were partially offset by lower sales from other existing products.

•                  Operating income was substantially higher, primarily reflecting improved results from certain of the Company’s heritage brands, driven by increased sales from new higher-margin product launches.  The skin care category benefited from targeted increases in advertising, merchandising and sampling to further build sales momentum.  Partially offsetting these positives were goodwill and other intangible asset impairments.

Makeup

•                  In local currency and on a reported basis, makeup net sales increased strong double-digits in Europe, the Middle East & Africa.  The Company’s other regions also recorded sales gains.

•                  The majority of the sales increase came from the makeup artist brands, which collectively generated solid double-digit global growth during the quarter, driven primarily by their international businesses.  On a reported basis, net sales also increased in certain of the Company’s heritage brands, with solid domestic and international performance.

•                  The higher makeup sales also reflected increases across a broad range of products, such as, the recent launches of Even Better Makeup SPF 15 and Superbalanced Powder Makeup SPF 15 from Clinique, as well as Double Wear Foundation and Nutritious Vita-Mineral Makeup by Estée Lauder.

•                  Operating income increased sharply, primarily due to improvements at certain of the Company’s heritage brands and its makeup artist brands.

Fragrance

•                  The Company’s priority in this category was profitability improvement.  During the quarter, the Company continued to face challenges in this product category, due in part to the continued economic downturn, coupled with competitive dynamics.  As a result, fragrance sales declined, primarily in the Americas region.

•                  The decrease was largely due to lower sales of designer fragrances, attributable to DKNY Delicious Night, Hilfiger Men from Tommy Hilfiger and certain Sean John fragrances.  Also contributing to the decrease were lower sales of certain Estée Lauder fragrances, some of which were up against their launches in the prior year.

•                  Higher sales from DKNY Be Delicious Fresh Blossom and Aromatics Elixir by Clinique partially offset the declines.

•                  Fragrance operating income increased over 100%, primarily reflecting a favorable comparison to the prior-year period’s support spending behind launches.

Hair Care

•                  In local currency, sales decreased slightly, with gains in international regions being more than offset by declines in the Americas.  Increased sales of certain styling and hair color products at Aveda and sales generated from direct-response television programs at Ojon, were more than offset by a soft salon retail environment in the United States.

•                  On a reported basis, sales increased, reflecting the positive impact of foreign currency translation.

•                  Hair care operating results decreased over 100%, primarily reflecting goodwill and other intangible asset impairments related to the Ojon brand, partially offset by net sales growth outside the United States, the closing of certain underperforming retail stores and savings generated from cost containment initiatives.

Results by Geographic Region

	Three Months Ended December 31
							Operating		Percent
	Net Sales		Percent Change				Income (Loss)		Change
			Reported		Local				Reported
(Unaudited; Dollars in millions)	2009	2008	Basis		Currency		2009	2008	Basis

The Americas	$916.9	$903.8	1.	4%	0.	3%	$52.9	$54.4	(2.	8)%
Europe, the Middle East & Africa	895.5	762.3	17.	5	11.	4	230.4	129.6	77.	8
Asia/Pacific	442.5	374.9	18.	0	8.	8	116.6	86.6	34.	6
Subtotal	2,254.9	2,041.0	10.	5	6.	0	399.9	270.6	47.	8
Returns and charges associated with restructuring activities	7.4	—					(0.3)	(0.3)
Total	$2,262.3	$2,041.0	10.	8%	6.	4%	$399.6	$270.3	47.	8%

The Americas

•                  Despite the challenging economic conditions in this region, particularly in the department store channel, sales increased modestly for the quarter, as gains in the skin care and makeup product categories were partially offset by declines in fragrance and hair care.

•                  Strong sales growth was generated in Latin America and gains were reported in Canada, which were positively impacted by the weaker U.S. dollar.  In Canada, sales decreased in constant currency.

•                  In the United States, sales were flat, where among the Company’s heritage brands, results were mixed, and collectively, makeup artist sales increased.  During the quarter, the Company experienced restocking to more appropriate levels by certain retailers.

•                  Sales of the Company’s products online increased, while results in other alternative channels were mixed.

•                  During the quarter, the Company’s share increased slightly in the U.S. prestige department store channel.

•                  Ongoing challenges faced by certain of the Company’s department store customers in the U.S. may continue to affect net sales for the short and medium term.

•                  Operating income in the Americas decreased, due to goodwill and other intangible asset impairments.  This decrease was partially offset by improved results from our heritage brands and our makeup artist brands in the United States.

Europe, the Middle East & Africa

•                  In constant currency, double-digit sales growth was recorded in a number of countries, with the largest gains coming in Russia, the United Kingdom and Benelux.  These gains were partially offset by sales declines in the Middle East.

•                  Much of the region continued to be affected by weak economic conditions and further, yet more limited, retailer destocking.

•                  The Company’s travel retail business experienced strong double-digit sales and profit growth during the quarter, resulting from successful product launches, select trade re-stocking, increased distribution and cost containment.  This business reflects an improvement in global airline passenger traffic compared with the prior-year period.

•                  The Company estimates that it gained share in certain countries in its distribution in this region during the quarter.

•                  Operating income increased significantly, reflecting improvements in travel retail and virtually all countries in the region.  The strongest growth was generated in travel retail, the United Kingdom, Spain, Russia and the Balkans.  Partially offsetting these improvements was an impairment of other intangible assets.

Asia/Pacific

•                  This region generated solid local currency sales growth, with most countries posting increases.  The strongest gains were generated in China, Hong Kong, Korea and Taiwan.  Sales growth in China was predominantly due to strong like-door growth, expanded distribution and successful product launches.  Sales declined in Japan, reflecting the continued recessionary environment there.

•                  The Company estimates that for the quarter it gained share in the Asia region within its points of distribution.

•                  Operating income in the region rose substantially, with all countries posting gains, led by China, Hong Kong, Japan, Taiwan and Australia.

Six-Month Results

•                  For the six months ended December 31, 2009, the Company reported net sales of $4.10 billion, a 4% increase from $3.94 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 3%.  On a reported basis, as well as in constant currency, net sales growth in Asia/Pacific and Europe, the Middle East & Africa, more than offset lower sales in the Americas.  Net sales grew in the Company’s skin care and makeup categories, which more than offset declines in fragrance.  Hair care sales were flat for the six months.

•                  The Company reported net earnings, including charges associated with restructuring activities, of $396.9 million for the six months, compared with $209.1 million in the same period last year.  Diluted net earnings per common share for the six months ended December 31, 2009 increased 89% to $1.99, compared with $1.06 reported in the same prior-year period.

•                  The fiscal 2010 six month results included returns and charges associated with restructuring activities of $42.6 million ($27.7 million after-tax), equal to $.14 per diluted common share.  Excluding these returns and charges, net sales for the six months ended December 31, 2009 were $4.11 billion, net earnings increased to $424.6 million and diluted net earnings per share rose to $2.13.

Cash Flows

•                  For the six months ended December 31, 2009, net cash flows provided by operating activities increased significantly to $616.9 million, compared with $216.7 million in the prior-year period.

•                  The improvement primarily reflected higher net earnings and the timing and level of tax payments.  The increase also reflected favorable net changes in certain working capital components, as well as lower inventory levels, partially offset by higher accounts receivable balances.

•                  Operating cash flow was utilized primarily for dividends, capital investments and the repurchase of shares of the Company’s Class A Common Stock.

•                  The Company’s focus on inventory management resulted in 16 fewer days of inventory at December 31, 2009, compared to the prior year.  This occurred in spite of destocking by certain retailers worldwide.  In the third quarter, the Company expects to build inventory in advance of the rollout of SAP to its North America manufacturing facilities.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its currently planned business operations on both a near-term and long-term basis.

Outlook for Fiscal 2010 Third Quarter and Full Year

The high degree of global economic uncertainty has had a negative effect on consumer confidence, demand and spending.  The Company cannot predict with certainty the extent or duration of these conditions.  The Company’s business strategies are designed to strengthen the Company over the long-term.  The uncertainty about future market conditions, consumer spending patterns and the financial strength of some of the Company’s key retail customers, coupled with select retailer destocking, will continue to negatively affect the Company’s results for fiscal 2010.  A continuation of these conditions makes definitive forecasting difficult.

During the balance of the fiscal year, the Company expects to increase investment spending well above first-half levels to enhance competitiveness, build momentum and drive growth.  The Company also plans incremental spending to build capabilities in the areas of digital applications, regional research and development and consumer insights.

Third Quarter

•                  Net sales are expected to increase between 4% and 7% in constant currency.

•                  Foreign currency translation is expected to benefit sales by approximately 5% versus the prior-year period.

•                  Diluted net earnings per share including charges associated with restructuring activities are projected to be between $.17 and $.27.

•                  The Company expects to take returns and charges associated with restructuring activities in its fiscal 2010 third quarter of about $10 million, equal to approximately $.03 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $.20 and $.30.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of approximately $65 million in the third quarter of fiscal 2010.

Full Year

•                  Net sales are forecasted to grow between 3% and 5% in constant currency.

•                  Foreign currency translation is expected to benefit sales by approximately 2% to 3% versus the prior year.

•                  The Company projects diluted net earnings per share, including charges associated with restructuring activities, to be between $2.26 and $2.53.

•                  The Company expects to take returns and charges associated with restructuring activities in fiscal 2010 of between $60 million and $90 million, equal to $.20 to $.29 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $2.55 and $2.73.

•                  On a product category basis, in constant currency, sales in skin care and makeup are expected to lead growth, followed by hair care and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa.  Sales in the Americas are expected to decline slightly.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company now expects to realize savings of between $275 million and $300 million during fiscal 2010.

•                  The timing and predictability of when charges may be recorded will likely vary by quarter.  As restructuring and other special charges decisions are reached, the Company may communicate such decisions through 8-K amendments filed with the SEC.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2010 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)	increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
(2)	the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)

consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)	destocking and tighter working capital management by retailers;
(5)	the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;
(6)	shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
(7)

social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)

changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)

foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)

changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)

shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)

real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)	changes in product mix to products which are less profitable;
(14)	the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;
(15)

the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)	consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)	the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;
(18)	additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 140 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Six Months Ended
	December 31		Percent	December 31		Percent
	2009	2008	Change	2009	2008	Change

Net Sales (A)	$2,262.3	$2,041.0	10.8%	$4,095.7	$3,944.5	3.8%

Cost of sales (A)	525.4	508.0		970.5	1,008.1
Gross Profit	1,736.9	1,533.0	13.3%	3,125.2	2,936.4	6.4%

Gross Margin	76.8%	75.1%		76.3%	74.4%

Operating expenses:
Selling, general and administrative	1,282.4	1,262.4		2,432.1	2,573.2
Restructuring and other special charges (A)	9.3	0.3		27.5	0.4
Goodwill impairment (B)	16.6	—		16.6	—
Impairment of intangible assets (B)	29.0	—		29.0	—
	1,337.3	1,262.7	5.9%	2,505.2	2,573.6	(2.7)%
Operating Expense Margin	59.1%	61.9%		61.2%	65.2%

Operating Income	399.6	270.3	47.8%	620.0	362.8	70.9%

Operating Income Margin	17.7%	13.2%		15.1%	9.2%

Interest expense, net	19.9	19.6		39.5	34.9

Earnings before Income Taxes	379.7	250.7	51.5%	580.5	327.9	77.0%

Provision for income taxes	118.0	89.4		181.0	117.0
Net Earnings	261.7	161.3	62.2%	399.5	210.9	89.4%

Net earnings attributable to noncontrolling interests	(5.5)	(3.3)		(2.6)	(1.8)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$256.2	$158.0	62.2%	$396.9	$209.1	89.8%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.30	$.80	61.6%	$2.01	$1.07	88.9%
Diluted	1.28	.80	59.8%	1.99	1.06	88.7%

Weighted average common shares outstanding:
Basic	197.3	196.6		197.0	195.9
Diluted	200.4	197.5		199.3	198.1

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges over the next few fiscal years totaling between $350 million and $450 million before taxes.  The Program includes organizational resizing and regional realignments which principally reflects the reduction of the workforce by approximately 2,000 employees.

During the six months ended December 31, 2009, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, exit unprofitable operations and outsource certain services.  For the three and six months ended December 31, 2009, aggregate restructuring charges of $5.9 million and $20.6 million, respectively, were recorded in the Company’s summary of consolidated results related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company incurred other special charges in connection with the implementation of the Program for the three and six months ended December 31, 2009 of $3.4 million and $6.9 million, respectively, related to consulting, other professional services, and accelerated depreciation.  During the three months ended December 31, 2009, the Company recorded adjustments to reflect revised estimates of anticipated sales returns and the write-off of inventory related to the exit from the global wholesale distribution of the Prescriptives brand.  For the three months ended December 31, 2009, the Company recorded an adjustment of $7.4 million to reduce anticipated sales returns and a related cost of sales of $1.6 million, in addition to a benefit of $3.2 million to reduce the anticipated write-off of inventory associated with exiting unprofitable operations.  For the six months ended December 31, 2009, the Company recorded $11.1 million, reflecting anticipated sales returns (less a related cost of sales of $2.3 million) and a write-off of inventory associated with exiting unprofitable operations of $6.3 million.

Total charges associated with restructuring activities included in operating income for the three and six months ended December 31, 2009, were $0.3 million and $42.6 million, respectively.

(B) During the second quarter of fiscal 2010, the Ojon reporting unit altered and delayed certain components of its future expansion plans, resulting in revisions to its internal forecasts.  The Company concluded that these changes in circumstances in the Ojon reporting unit triggered the need for an interim impairment review of its goodwill and trademark.  Additionally, these changes in circumstances were also an indicator that the carrying amount of the customer list may not be recoverable.  The Company performed an interim impairment test for the trademark and a recoverability test for the customer list as of December 31, 2009 on this reporting unit.  The Company concluded that the carrying value of the Ojon trademark and customer list exceeded their estimated fair values and, as a result, the Company recognized impairment charges of $6.0 million for the trademark and $17.2 million for the customer list, at the exchange rate in effect at that time.  The Company also completed an interim impairment test for goodwill and recorded a goodwill impairment charge related to the Ojon reporting unit of $16.6 million at the exchange rate in effect at that time.  These impairment charges were reflected in the hair care and skin care product categories and in the Americas region.

During the second quarter of fiscal 2010, the Darphin reporting unit identified issues related to the planned streamlining of its distribution process, resulting in revisions to its internal forecasts.  The Company concluded that these changes in circumstances in the Darphin reporting unit triggered the need for an interim impairment test of its trademark and goodwill.  The Company determined that the trademark was impaired and therefore, recorded an impairment charge of $5.8 million in the skin care product category and in the Europe, the Middle East & Africa region.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain summary of consolidated results accounts before and after the charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

Reconciliation of Certain Summary of Consolidated Results Accounts

Before and After Returns and Charges Associated With Restructuring Activities

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2009			Three Months Ended December 31, 2008			% Change
			Before			Before	versus Prior
		Returns/	Returns/		Returns/	Returns/	Year Before
	As Reported	Charges	Charges	As Reported	Charges	Charges	Returns/Charges

Net Sales	$2,262.3	$(7.4)	$2,254.9	$2,041.0	$0.0	$2,041.0	10.5%

Cost of sales	525.4	1.6	527.0	508.0	0.0	508.0

Gross Profit	1,736.9	(9.0)	1,727.9	1,533.0	0.0	1,533.0	12.7%
Gross Margin	76.8%		76.6%	75.1%		75.1%

Operating expenses	1,337.3	(9.3)	1,328.0	1,262.7	(0.3)	1,262.4	5.2%

Operating Expense Margin	59.1%		58.9%	61.9%		61.8%

Operating Income	399.6	0.3	399.9	270.3	0.3	270.6	47.8%
Operating Income Margin	17.7%		17.7%	13.2%		13.3%

Provision for income taxes	118.0	(0.1)	117.9	89.4	0.1	89.5

Net Earnings Attributable to The Estée Lauder Companies Inc.	256.2	0.4	256.6	158.0	0.2	158.2	62.2%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.28	.00	1.28	.80	.00	.80	59.8%

	Six Months Ended December 31, 2009			Six Months Ended December 31, 2008			% Change
			Before			Before	versus Prior
		Returns/	Returns/		Returns/	Returns/	Year Before
	As Reported	Charges	Charges	As Reported	Charges	Charges	Returns/Charges

Net Sales	$4,095.7	$11.1	$4,106.8	$3,944.5	$0.0	$3,944.5	4.1%

Cost of sales	970.5	(4.0)	966.5	1,008.1	0.0	1,008.1

Gross Profit	3,125.2	15.1	3,140.3	2,936.4	0.0	2,936.4	6.9%
Gross Margin	76.3%		76.5%	74.4%		74.4%

Operating expenses	2,505.2	(27.5)	2,477.7	2,573.6	(0.4)	2,573.2	(3.7)%

Operating Expense Margin	61.2%		60.3%	65.2%		65.2%

Operating Income	620.0	42.6	662.6	362.8	0.4	363.2	82.4%
Operating Income Margin	15.1%		16.2%	9.2%		9.2%

Provision for income taxes	181.0	14.9	195.9	117.0	0.1	117.1

Net Earnings Attributable to The Estée Lauder Companies Inc.	396.9	27.7	424.6	209.1	0.3	209.4	100.0 +%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.99	.14	2.13	1.06	.00	1.06	100.0 +%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Six Months Ended
	December 31		Percent Change		December 31		Percent Change
			Reported	Local			Reported	Local
	2009	2008	Basis	Currency	2009	2008	Basis	Currency
NET SALES
By Region:
The Americas	$916.9	$903.8	1.4%	0.3%	$1,809.2	$1,842.8	(1.8)%	(1.9)%
Europe, the Middle East & Africa	895.5	762.3	17.5	11.4	1,497.4	1,403.8	6.7	6.3
Asia/Pacific	442.5	374.9	18.0	8.8	800.2	697.9	14.7	10.5
Subtotal	2,254.9	2,041.0	10.5	6.0	4,106.8	3,944.5	4.1	3.2
Returns associated with restructuring activities	7.4	—			(11.1)	—
Total	$2,262.3	$2,041.0	10.8%	6.4%	$4,095.7	$3,944.5	3.8%	2.9%

By Product Category:
Skin Care	$905.8	$772.4	17.3%	11.8%	$1,636.1	$1,489.2	9.9%	8.5%
Makeup	815.7	728.3	12.0	7.7	1,533.6	1,471.2	4.2	3.4
Fragrance	403.5	415.0	(2.8)	(6.0)	695.0	742.8	(6.4)	(6.9)
Hair Care	110.0	108.5	1.4	(1.0)	207.9	207.3	0.3	(0.1)
Other	19.9	16.8	18.5	14.9	34.2	34.0	0.6	(0.3)
Subtotal	2,254.9	2,041.0	10.5	6.0	4,106.8	3,944.5	4.1	3.2
Returns associated with restructuring activities	7.4	—			(11.1)	—
Total	$2,262.3	$2,041.0	10.8%	6.4%	$4,095.7	$3,944.5	3.8%	2.9%

OPERATING INCOME (LOSS)
By Region:
The Americas	$52.9	$54.4	(2.8)%		$166.8	$110.9	50.4%
Europe, the Middle East & Africa	230.4	129.6	77.8		323.7	137.2	100.0 +
Asia/Pacific	116.6	86.6	34.6		172.1	115.1	49.5
Subtotal	399.9	270.6	47.8		662.6	363.2	82.4
Charges associated with restructuring activities	(0.3)	(0.3)			(42.6)	(0.4)
Total	$399.6	$270.3	47.8%		$620.0	$362.8	70.9%

By Product Category:
Skin Care	$199.9	$136.9	46.0%		$314.2	$180.4	74.2%
Makeup	167.7	108.2	55.0		275.5	162.6	69.4
Fragrance	49.3	13.5	100.0 +		77.5	8.0	100.0 +
Hair Care	(20.1)	14.4	(100.0)+		(10.5)	13.4	(100.0)+
Other	3.1	(2.4)	100.0 +		5.9	(1.2)	100.0 +
Subtotal	399.9	270.6	47.8		662.6	363.2	82.4
Charges associated with restructuring activities	(0.3)	(0.3)			(42.6)	(0.4)
Total	$399.6	$270.3	47.8%		$620.0	$362.8	70.9%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31	June 30	December 31
	2009	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$1,223.6	$864.5	$728.9
Accounts receivable, net	1,098.5	853.3	1,033.6
Inventory and promotional merchandise, net	756.4	795.0	896.6
Prepaid expenses and other current assets	371.0	399.7	420.7
Total Current Assets	3,449.5	2,912.5	3,079.8

Property, Plant and Equipment, net	1,012.0	1,026.7	1,030.9
Other Assets	1,250.0	1,237.4	1,211.3
Total Assets	$5,711.5	$5,176.6	$5,322.0

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt	$27.8	$33.8	$248.7
Accounts payable	314.3	329.8	310.3
Other current liabilities	1,313.6	1,095.6	1,122.5
Total Current Liabilities	1,655.7	1,459.2	1,681.5

Noncurrent Liabilities
Long-term debt	1,375.9	1,387.6	1,406.4
Other noncurrent liabilities	671.3	665.8	554.9
Total Noncurrent Liabilities	2,047.2	2,053.4	1,961.3

Total Equity	2,008.6	1,664.0	1,679.2
Total Liabilities and Equity	$5,711.5	$5,176.6	$5,322.0

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended
	December 31
	2009	2008
Cash Flows from Operating Activities
Net earnings	$399.5	$210.9
Depreciation and amortization	127.7	125.9
Deferred income taxes	(28.9)	(2.1)
Goodwill and intangible asset impairments	45.6	—
Other items	47.9	35.6
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(226.3)	(88.9)
Decrease in inventory and promotional merchandise, net	48.6	14.7
Increase (decrease) in other assets, net	2.0	(67.9)
Increase (decrease) in accounts payable and other liabilities	200.8	(11.5)
Net cash flows provided by operating activities	$616.9	$216.7

Capital expenditures	$104.2	$157.5
Payments to acquire treasury stock	78.1	62.6
Dividends paid	109.1	108.4

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